                                                                   Exhibit 3.b.2

                              AMENDMENT OF BYLAWS
                         ADOPTED EFFECTIVE MAY 7, 2004

After discussion and on motion duly made and seconded, the Board unanimously approved the following resolutions:

            BE IT RESOLVED, that the last sentence of Article II, Section 10 of the Bylaws of the Company be amended and restated to read in its entirety as follows:

            "Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, at all meetings of the shareowners, all matters shall be decided upon by the vote (which need not be by ballot) of a majority in interest of the shareowners present in person or by proxy and entitled to vote on the subject matter, a quorum being present.";

            BE IT RESOLVED, that Article XI, Section 2(A) of the Bylaws of the Company be amended and restated to read in its entirety as follows:

            "(A) Notwithstanding anything in these bylaws to the contrary, effective immediately following the Effective Time the Audit Committee shall be comprised of two directors designated prior to the Effective Time by the Corporation and two directors designated prior to the Effective Time by GlobespanVirata (one of whom shall be the chairperson, provided that the directors designated by GlobespanVirata may designate another member of the committee to serve as chairperson); the Compensation and Management Development Committee shall be comprised of two directors (one of whom shall be the chairperson) designated prior to the Effective Time by the Corporation and two directors designated prior to the Effective Time by GlobespanVirata; and the Governance and Board Composition Committee shall be comprised of four directors (one of whom shall be the chairperson) designated prior to the Effective Time by the Corporation and four directors designated prior to the Effective Time by GlobespanVirata. Notwithstanding anything in these bylaws to the contrary, each of the foregoing committees shall act by a majority vote of the whole committee (and in the event of any vacancies, by a majority of the serving directors). Each member of the foregoing committees shall meet applicable independence and other requirements of any applicable laws and the applicable rules of The NASDAQ Stock Market, Inc. or any other national securities exchange or automated quotation system on which the stock of the Corporation is listed."